Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Regains Compliance with Nasdaq Listing Requirements

Redwood City, Calif., March 29, 2022 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of Peripheral Artery Disease (PAD), today announced it has regained compliance with Nasdaq listing requirements.

In a letter dated March 29, 2022, Nasdaq informed the Company that it has achieved compliance with the minimum bid price rule required for continued listing on the Nasdaq Capital Market.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot and Tigereye™ family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps
Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com